Exhibit 5.1

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 3100

Chicago, Illinois 60601

October 29, 2021

SigmaTron International, Inc.

2201 Landmeier Road

Elk Grove Village, Illinois 60007

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SigmaTron International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration by the Company of (i) 150,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the SigmaTron International, Inc. 2019 Employee Stock Option Plan (the “2019 Option Plan”, and such shares issuable pursuant thereto, the “2019 Option Plan Shares”), (ii) 75,000 shares of Common Stock issuable pursuant to the SigmaTron International, Inc. 2021 Non-Employee Director Restricted Stock Plan (the “2021 Director Plan”, and such shares issuable pursuant thereto, the “2021 Director Plan Shares”) and (iii) 400,000 shares of Common Stock issuable pursuant to the SigmaTron International, Inc. 2021 Employee Stock Option Plan (the “2021 Option Plan”, and such shares issuable pursuant thereto, the “2021 Option Plan Shares”).

In so acting, we have examined, considered and relied upon copies of the following documents: (i) the Registration Statement, (ii) the Company’s certificate of incorporation, as filed with the Secretary of State of the state of Delaware, as currently in effect, (iii) the Company’s bylaws, as currently in effect, (iv) the 2019 Director Plan, (v) the 2019 Option Plan, (vi) the 2021 Director Plan, (vii) the 2021 Option Plan and (viii) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Based upon and subject to the foregoing, we are of the opinion that the 2019 Option Plan Shares, the 2021 Director Plan Shares and the 2021 Option Plan Shares have been duly authorized and, when issued and delivered by the Company in accordance with the 2019 Option Plan, the 2021 Director Plan or the 2021 Option Plan, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP